Exhibit 5.1

                            December 12, 2023

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

            RE:    Registration Statement on Form S-3

Gentlemen:

I am Vice President and Associate General Counsel of Old Republic International Corporation, a Delaware corporation (the “Company”). This opinion is rendered in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of 600,000 shares of the Company’s Common Stock, $1.00 par value per share (the “Shares”) to be offered pursuant to the Old Republic International Corporation Shareholder Purchase & Reinvestment Plan (“DRP”). In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, as amended, resolutions of the board of directors of the Company, and the DRP.

It is my opinion that the Shares, when issued pursuant to the DRP, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Validity of Securities” in the related Prospectus.

                            Very truly yours,

                            /s/ Winston G. Collier
Winston G. Collier
Vice President and Associate General Counsel